FOR IMMEDIATE RELEASE
February 22, 2005

Extendicare Health Services, Inc. Announces Fourth Quarter and Year-end Results

•	Q4 net earnings of $39.1 million

•	EBITDA margin of 12.4%

•	Medicare census of 16.7% compared to 15.9% in Q4/03

•	Nursing home occupancy increases to 92.7% compared to 91.7% in Q4/03

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. (EHSI) reported net earnings of $39.1 million in the three months ended December 31, 2004, compared to $8.2 million in the 2003 fourth quarter. Results for the 2004 fourth quarter included a $31.9 million tax benefit associated with the 1999 sale of a former subsidiary. In addition, the 2004 fourth quarter results included a $1.5 million loss on the valuation of interest rate caps and a loss on disposal of assets and impairment of long-lived assets of $6.8 million.

EHSI is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE.MV and EXE.SV; NYSE: EXE).

“This past year was a successful one for EHSI, driven by the strength of our sales approach to Medicare census,” said Mel Rhinelander, Chairman and Chief Executive Officer of EHSI. “We made great strides on a number of fronts in 2004, including the announcement of our first major acquisition in a number of years. We have much more to do in the coming year to increase our operational performance, but I am confident we will continue to execute at a very high level.”

EHSI’s Medicare patient census on a same-facility basis increased to 16.7% of total nursing home census in the 2004 fourth quarter compared to 15.9% in the 2003 fourth quarter, and EHSI’s average daily Medicare patient census rose 6.4% to 2,121. Nursing home occupancy, on a same-facility basis, rose during the 2004 fourth quarter to 92.7% compared to 91.7% in the 2003 fourth quarter.

As previously reported on February 8, 2005, EHSI recorded a tax benefit of $31.9 million related to the sale of its former subsidiary Arbor Health Care Company. EHSI has already realized $9.2 million and expects to receive the remaining $22.7 million either through a refund of taxes paid or as an offset against taxes to be paid in 2005.

On January 31, 2005, EHSI finalized the acquisition of Assisted Living Concepts, Inc. (ALC) of Dallas, Texas for approximately $278.2 million, including the assumption of $137.3 million of debt. ALC’s unaudited revenue, EBITDA and pre-tax earnings for the year ended December 31, 2004 were $176.0 million, $28.1 million, and $10.7 million, respectively. The acquisition solidifies the Company’s position as a leading provider in the assisted living segment of senior care.

The President’s recent budget is proposing Medicare savings of $1.5 billion in 2006 by eliminating funding enhancements to long-term care providers. If implemented in full, this would negatively impact EHSI by $20.1 million based on 2004 results. EHSI cautions investors that legislation of this nature often changes significantly as it moves through Congress. EHSI along with other members of its industry is lobbying for the continuation of the funding as it contributes significantly to maintaining quality care for seniors.

In early 2005, the State of Pennsylvania received approval from the Centers for Medicare and Medicaid Services for its four-year supplemental provider tax plan, retroactive to July 1, 2003. The plan allows for an increase in funding from the State, a portion of which will be offset by an increase in state assessment taxes to be paid by long-term care providers. Although subject to finalization, the State has indicated the impact for the first two years, and the Company anticipates receiving a net benefit to 2005 pre-tax earnings of $2.6 million, for the July 1, 2003 to June 30, 2004 period, and $1.0 million covering the July 1, 2004 to June 30, 2005 period.

At year end, EHSI confirmed with its independent actuary, the adequacy of the Company’s balance sheet reserves related to resident care liability claims.

Quarters ended December 31, 2004 and December 31, 2003
Revenue increased $14.9 million, or 6.6%, over the 2003 fourth quarter. Nursing and assisted living facilities no longer operated by the Company contributed $6.2 million to revenue in the 2003 fourth quarter prior to their disposal. Revenue from ongoing operations increased by $21.1 million, or 9.6%, over the 2003 fourth quarter due to: an average increase in payor rates of $10.3 million; revenue from new facilities acquired or built of $4.4 million; improvements in census and patient mix of $3.6 million; increased nursing home ancillary services of $2.1 million, and other revenue of $0.7 million.

EBITDA increased $1.6 million to $29.8 million in the 2004 fourth quarter from $28.2 million in the 2003 fourth quarter. EBITDA as a percent of revenue was 12.4% compared to 12.5% in the 2003 fourth quarter. The Company experienced lower margins in the 2004 fourth quarter as a result of higher nursing home operating costs. Labor related costs increased $9.9 million between periods associated with higher staffing levels to accommodate increased census, and included an average wage rate increase of 3.0%.

Net interest costs for the 2004 fourth quarter declined $4.9 million from the 2003 fourth quarter. Lower average debt levels and interest rates reduced the Company’s interest costs between periods. In addition, interest income was higher between periods by $2.1 million as a result of recording $3.7 million of interest in the 2004 fourth quarter associated with the tax refunds, partially offset by lower interest income on notes receivable that have been collected.

Years ended December 31, 2004 and December 31, 2003
Net earnings for the year ended December 31, 2004 rose $47.6 million to $67.7 million from net earnings of $20.1 million for the year ended December 31, 2003. Results for the 2004 year included an $8.0 million loss on the valuation of interest rate caps, a loss on disposal of assets and impairment of long-lived assets of $8.5 million, and a loss on refinancing and retirement of debt of $6.5 million. In addition, EHSI reported a tax benefit of $31.9 million related to the 1999 sale of a former subsidiary.

Revenue increased $77.5 million or 8.9% over the 2003 year. Nursing and assisted living facilities no longer operated by the Company contributed $14.2 million and $25.5 million to revenue prior to their disposal for the 2004 and 2003 periods, respectively. Revenue from ongoing operations increased by $88.8 million or 10.5% over 2003 due to: an average increase in payor rates of $48.0 million; improvements in census and patient mix of $15.3 million; revenue from new facilities acquired or built of $13.0 million; increased nursing home ancillary services of $6.2 million; and other revenue of $6.3 million.

EBITDA increased 33.3% to $132.4 million in 2004 from $99.3 million in 2003. EBITDA as a percent of revenue rose to 14.0% from 11.4% in 2003.

Other Items
The loss on disposal of assets and impairment of long-lived assets of $6.8 million reported in the 2004 fourth quarter related to an asset impairment provision on a nursing home, whose operations were transferred to a third-party during the year.

Extendicare Health Services, Inc. of Milwaukee, Wisconsin is a wholly owned subsidiary of Extendicare Inc. Through its subsidiaries, Extendicare Inc. currently operates 440 long-term care facilities across North America, with capacity for over 34,400 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. The Company employs 38,000 people in the United States and Canada.

In a separate news release issued today, Extendicare Inc. announced its 2004 fourth quarter financial results. On February 23, 2005, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the fourth quarter. The call will be webcast live, and archived, in the investor information section of Extendicare’s website, www.extendicare.com. Alternatively, the call in number is 1-800-387-6216 or 416-405-9328. For those unable to listen to the call live, a taped rebroadcast will be available from two hours after completion of the live call until midnight on March 11, 2005. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3132614. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/Investor Documents/Supplemental Information.

In addition, on February 24, 2005, Extendicare Inc. is hosting an Investor Day. The program will be webcast live beginning at 8:00 a.m. (ET) and lasting until approximately noon. The webcast may be accessed on Extendicare’s website at www.extendicare.com. The webcast also will be archived and will be available after the event for 60 days.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2004 presentation.

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.’s or Extendicare Health Services, Inc.’s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the successful integration of Assisted Living Concepts, Inc.; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:

Extendicare Inc.
Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com

Visit Extendicare’s Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Earnings

	Three months ended		Twelve months ended
(thousands of U.S. dollars)	December 31		December 31
	2004	2003	2004	2003
Revenues
Nursing and assisted living centers	233,777	219,578	918,867	843,414
Outpatient therapy	2,466	2,779	10,987	11,524
Other	4,351	3,361	17,998	15,494

	240,594	225,718	947,852	870,432
Operating and administrative costs	208,426	195,193	806,452	762,005
Lease costs	2,334	2,279	9,049	9,113

EBITDA (1)	29,834	28,246	132,351	99,314
Depreciation and amortization	8,883	9,729	35,200	37,448
Interest expense	5,558	8,409	25,390	33,981
Interest income	(4,094)	(2,020)	(8,207)	(4,035)
Valuation adjustment on interest rate caps	1,560	(122)	7,983	(131)
Loss (gain) on disposal of assets and impairment of
long-lived assets	6,825	–	8,541	–
Loss on refinancing and retirement of debt	–	–	6,484	–

Earnings before income taxes	11,102	12,250	56,960	32,051
Income tax expense (benefit) (2)	(28,003)	4,034	(10,778)	11,965

Net earnings	39,105	8,216	67,738	20,086

Note:

(1)	EBITDA refers to earnings before interest, taxes, depreciation, amortization, valuation adjustment on interest rate caps, loss (gain) on disposal of assets and impairment of long-lived assets, and loss on refinancing and retirement of debt.

(2)	The income tax benefit for the fourth quarter of 2004 included a $31.9 million tax benefit related to the additional loss allowed from the 1999 sale of EHSI’s former subsidiary Arbor Health Care Company. The additional loss was allowed due to the issuance of additional guidance by the Internal Revenue Service regarding the method to calculate the loss on the sale of subsidiary stock.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended		Twelve months ended
(thousands of U.S. dollars)	December 31		December 31
	2004	2003	2004	2003
Operating activities
Net Earnings	39,105	8,216	67,738	20,086
Adjustments to reconcile net earnings to net cash provided from operating activities
Depreciation and amortization	8,883	9,729	35,200	37,448
Provision for self-insured liabilities	1,650	1,500	6,600	6,000
Payments for self-insured liabilities	(2,552)	(2,548)	(13,938)	(16,026)
Provision for uncollectible accounts receivable	2,699	2,886	11,325	11,038
Amortization of deferred financing costs	420	378	1,672	1,496
Valuation adjustment on interest rate caps	1,560	(122)	7,983	(131)
Loss on disposal of assets and impairment of long-lived assets	6,825	–	8,541	–
Loss on refinancing and retirement of debt	–	–	6,484	–
Deferred income taxes	(18,668)	(1,061)	(30,795)	1,820

	39,922	18,978	100,810	61,731
Changes in assets and liabilities
Accounts receivable	(78)	(6,991)	(3,088)	(6,758)
Supplies, inventories and other current assets	(9,751)	(90)	(10,673)	(211)
Accounts payable and accrued liabilities	879	6,534	2,006	557
Income taxes	(1,426)	412	(1,622)	526
Current due to shareholder and affiliates	(14,938)	1,853	(6,033)	188

Cash provided from operating activities	14,608	20,696	81,400	56,033

Investing activities
Payments for purchases of property and equipment	(7,429)	(6,660)	(25,402)	(21,029)
Payments for new construction projects	(5,678)	(3,037)	(15,012)	(4,304)
Acquisitions	–	(4,124)	(6,454)	(4,124)
Proceeds from sale of property and equipment	–	–	4,850	–
Proceeds from sale of investments	–	–	4,894	–
Proceeds from completion of divestiture agreement	–	–	10,000	–
Proceeds from repayment of notes receivable	–	–	20,552	–
Other assets	(712)	2,062	(3,097)	2,685

Cash used for investing activities	(13,819)	(11,759)	(9,669)	(26,772)

Financing activities
Issue of long-term debt	–	–	128,082	–
Payments of long-term debt	(391)	(2,876)	(229,253)	(5,267)
Payment of financing costs	(142)	–	(13,307)	–
Advances from shareholder and affiliate	–	–	22,900	–
Other long-term liabilities	296	(79)	604	501

Cash used for financing activities	(237)	(2,955)	(90,974)	(4,766)

Increase (decrease) in cash and cash equivalents	552	5,982	(19,243)	24,495
Cash and cash equivalents beginning of period	29,060	42,873	48,855	24,360

Cash and cash equivalents end of period	29,612	48,855	29,612	48,855

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

	December 31	December 31
(thousands of U.S. dollars)	2004	2003
Assets
Current assets
Cash and cash equivalents	29,612	48,855
Accounts receivable, less allowances of $10,594 and $11,692, respectively	95,973	95,338
Assets held under divestiture agreement	–	33,723
Supplies, inventories and other current assets	17,751	7,436
Income taxes receivable	1,654	–
Deferred state income taxes	2,664	4,260
Due from shareholder and affiliates	26,179	37,715

	173,833	227,327
Property and equipment	446,085	448,743
Goodwill and other intangible assets	74,554	75,193
Other assets	41,485	82,086

	735,957	833,349

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable and accrued liabilities	122,217	122,286
Deposits held under divestiture agreement	–	30,000
Income taxes payable	–	23
Current portion of accrual for self-insured liabilities	18,000	18,000
Current portion of amounts due to shareholder and Affiliate	2,975	–
Current maturities of long-term debt	1,071	1,223

	144,263	171,532
Long-term debt	290,861	391,695
Accrual for self-insured liabilities	19,725	27,063
Other long-term liabilities	12,448	11,082
Deferred state income taxes	1,833	7,343
Due to shareholder and affiliates	16,638	41,974

	485,768	650,689
Shareholder’s equity	250,189	182,660

	735,957	833,349

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended		Twelve months ended
	December 31		December 31
	2004	2003	2004	2003
Components of Nursing and Assisted Living Center Revenue (millions)
Nursing	$ 224.7	$ 210.1	$ 880.6	$ 805.9
Assisted living	9.1	9.5	38.3	37.5
	$ 233.8	$ 219.6	$ 918.9	$ 843.4
Nursing Center Statistics
Percent of Revenue by Payor Source (same-facility basis)
Medicare	32.8%	30.6%	32.2%	29.3%
Private/other	16.6	17.9	17.3	18.3
Medicaid	50.6	51.5	50.5	52.4
Average Daily Census by Payor Source (same-facility basis)
Medicare	2,121	1,994	2,100	1,935
Private/other	2,100	2,158	2,103	2,134
Medicaid	8,493	8,427	8,404	8,421
	12,714	12,579	12,607	12,490
Percent of Average Daily Census by Payor Source (same-facility basis)
Medicare (Part A and B)	$370.57	$340.26	$357.94	$326.31
Private/other	189.57	183.93	191.09	183.76
Medicaid	141.45	134.32	138.76	131.31
Medicare Part A only	338.07	315.61	325.85	298.81
Assisted living center average daily census (same-facility basis)	1,311	1,335	1,314	1,331
Average Occupancy (excluding managed facilities) (same-facility basis)
Nursing facilities	92.7%	91.7%	92.1%	91.4%
Assisted living facilities	83.8	87.0	84.6	85.8
Combined nursing and assisted living facilities	91.8	91.2	91.3	90.8